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                                                                    Exhibit 1.1





                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                             PRIMIX SOLUTIONS INC.,

                            BLACK BEAN STUDIOS, INC.

                                       AND

                               THE STOCKHOLDERS OF
                            BLACK BEAN STUDIOS, INC.

                          Dated as of December 3, 1999


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                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of December 3, 1999 (the "Agreement"), by and among PRIMIX SOLUTIONS INC., a Delaware corporation ("Buyer"), BLACK BEAN STUDIOS, INC., a Massachusetts corporation (the "Company"), and CLAUDIO LUIS VERA and ALISHA HAYDN VERA (the "Stockholders").

         WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") and the Massachusetts Business Corporation Law ("Massachusetts Law"), Buyer and the Company desire to enter into a business combination transaction pursuant to which the Company will merge with and into Buyer (the "Merger");

         WHEREAS, the Board of Directors of the Company has adopted a resolution approving this Agreement pursuant to Section 79 of Massachusetts Law;

         WHEREAS, the Board of Directors of Buyer has adopted a resolution approving this Agreement pursuant to Section 251(c) of Delaware Law; and

         WHEREAS, each of the Stockholders, the holders of 100% of the outstanding capital stock of the Company, has adopted this Agreement in accordance with and Section 79 of Massachusetts Law.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Buyer, the Company, and the Stockholders hereby agree as follows:

SECTION 1.  THE MERGER

         1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of Delaware Law and Massachusetts Law, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Buyer. As a result of the Merger, the separate corporate existence of the Company shall cease and Buyer shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

         1.2 CLOSING. The closing of the Merger (the "Closing") shall be held on the date hereof at the offices of McDermott, Will & Emery, Boston, Massachusetts (or such other place and date as the parties may agree) or, if all of the conditions to the obligations of the parties hereto have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the parties hereto (the "Closing Date").

         1.3 EFFECTIVE TIME. As of the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State for the State of Delaware and articles of merger with the Secretary of State of the Commonwealth of Massachusetts (the "Certificates of Merger") in such form as required by, and executed in

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accordance with the relevant provisions of, Delaware Law and Massachusetts Law
(the date and time of the later of such filings being the "Effective Time").

         1.4 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in Section 259 of Delaware Law and Section 80 of Massachusetts Law. Without limiting the generality of the foregoing, and subject to Section 259 of Delaware Law and Section 80 of Massachusetts Law, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation of Buyer as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation and the By-laws of Buyer as in effect immediately prior to the Effective Time shall become the By-laws of the Surviving Corporation.

         1.5 CONVERSION OF SECURITIES. At the Effective Time and without any action on the part of Buyer, the Company, the Stockholders or any other holders of any of the securities of any of those corporations:

              (a) each share of the Company's common stock, without par value (the "Common Stock"), issued and outstanding immediately prior to the Effective Time (each, a "Company Share") shall be converted into the right to receive the following consideration without interest thereon and only upon the surrender of the certificate formerly representing such share of Common Stock: (i) the Per Share Cash Payment (as defined in Section 1.6(a) below), and (ii) the Per Share Stock Payment (as defined in Section 1.6(c) below);

              (b) each share of Common Stock held in the treasury of the Company immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

              (c) each share of the capital stock of Buyer issued and outstanding or held in treasury immediately prior to the Effective Time shall remain issued and outstanding or so held intrasory without charge.

         Additionally, from and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Common Stock thereafter on the records of the Company.

         1.6 CASH AND STOCK CONSIDERATION.

              (a) CASH PURCHASE PRICE AT CLOSING. The aggregate cash consideration payable by Buyer to the Stockholders shall equal SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS ($750,000) (the "Cash Purchase Price"). As used herein, the term "Per Share Cash Payment" shall mean the per share cash consideration payable by Buyer to the Stockholders determined by dividing the Cash Purchase Price by the total number of Company Shares outstanding immediately prior to the Effective Time (the "Company Share Number").

              (b) STOCK CONSIDERATION. The aggregate number of shares of Buyer common stock, par value $.001 per share (the "Buyer Stock"), issuable by Buyer to the Stockholders at

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the Closing shall be 100,000 (the "Restricted Shares"); provided, however, that the Restricted Shares shall be subject to restriction on transfer pursuant to
Section 6.4 hereof. As used herein, the term "Per Share Stock Payment" shall mean the number of shares of Buyer Stock issuable by Buyer to the Stockholders determined by dividing (x) the aggregate number of Restricted Shares which shall constitute the aggregate stock consideration by (y) the Company Share Number.

         1.7 FURTHER ASSURANCES. The Stockholders from time to time after the Closing at the request of Buyer and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer the Company Shares and all rights thereto, and to fully implement the provisions of this Agreement.

         1.8 STOCKHOLDER APPROVAL AND WAIVER. Each of the Stockholders agrees that immediately following the execution and delivery of this Agreement, such Stockholder shall execute and deliver a unanimous written consent in lieu of a special meeting of stockholders of the Company in which such Stockholder will vote for adoption of this Agreement in accordance with, and such Stockholder's written waiver of any notice required by, or appraisal rights with respect to the transactions contemplated hereby arising under, Massachusetts Law.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
           STOCKHOLDERS

         2.1 MAKING OF REPRESENTATION AND WARRANTIES. As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Company and the Stockholders jointly and severally hereby make to Buyer the representations and warranties contained in this
Section 2. The Stockholders shall have no right of indemnity or contribution from the Company with respect to the breach of any representation or warranty under this Section 2. As used herein, the Company shall be deemed to have "knowledge" of a particular fact or other matter if a Stockholder or other executive officer of the Company is actually aware, after due inquiry, of such fact or other matter.

         2.2 ORGANIZATION AND QUALIFICATIONS OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. The copies of the Company's Articles of Organization, as amended to date, certified by the Secretary of State of the Commonwealth of Massachusetts, and of the Company's By-laws, as amended to date, certified by the Company's Secretary, and heretofore delivered to Buyer's counsel, are complete and correct, and no amendments thereto are pending. The Company is not in violation of any term of its Articles of Organization or By-laws. The Company is duly qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified would have a material adverse effect on the properties, assets, liabilities, condition (financial or other), business or results of operations of the Company (a "Material Adverse Effect") (after giving effect to the Merger).

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         2.3 CAPITAL STOCK OF THE COMPANY; BENEFICIAL OWNERSHIP.

              (a) The authorized capital stock of the Company consists of 200,000 shares of Common Stock, of which 2,000 shares are duly and validly issued, outstanding, fully paid and non-assessable. Schedule 2.3 attached hereto lists the total number of shares of Common Stock of the Company and the names of each beneficial owner thereof. There are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Company. None of the Company's capital stock has been issued in violation of any federal or state law. There are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the Company Shares.

              (b) The Stockholders own beneficially and of record all of the Company Shares free and clear of any liens, restrictions or encumbrances.

         2.4 SUBSIDIARIES. The Company has no subsidiaries or investments in, or loans to, any other corporation, business or organization or entity.

         2.5 AUTHORITY OF THE COMPANY.

              (a) The Company has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by the Company pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and each such other agreement, document and instrument executed and delivered by the Company pursuant to or contemplated by this Agreement have been duly authorized by all necessary action of the Company and its stockholders and no other action on the part of the Company or its stockholders is required in connection therewith.

              This Agreement and each agreement, document and instrument to be executed and delivered by the Company pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of the Company enforceable in accordance with their terms. The execution, delivery and performance by the Company of this Agreement and each such agreement, document and instrument:

                        (i) do not and will not violate any provision of the Articles of Organization or By-laws of the Company;

                        (ii) do not and will not violate any laws of the United States or any state or other jurisdiction applicable to the Company, implicate any anti-takeover laws or require the Company to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

                        (iii) do not and will not result in a breach of, constitute a default under, require any consent under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which the property of

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the Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Company's assets or Company Common Stock, except as specifically identified on Schedule 2.5(a) attached hereto.

              (b) Each of the Stockholders has the capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of him or her pursuant to or contemplated by this Agreement. This Agreement and each agreement, document and instrument executed and delivered by the Stockholders pursuant to or contemplated by this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of the Stockholders enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, or reorganization laws, or other laws relating to or affecting the availability of the remedy of specific performance or equitable principles of general application. The execution, delivery and performance by the Stockholders of this Agreement and each such agreement, document and instrument:

                        (i) do not and will not violate any laws of the United States or any state or other jurisdiction applicable to either Stockholder or require the Stockholders to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

                        (ii) do not and will not result in a breach of, constitute a default under, require any consent under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which either Stockholder is a party or by which the property of such Stockholder is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on such Stockholder's assets, including, without limitation, the Company Shares held by such Stockholder.

              (c) AGREEMENTS. Except as disclosed in Schedule 2.5(c) attached hereto, there are no agreements or arrangements to which either Stockholder is a party relating to the business of the Company or to such Stockholder's rights and obligations as a stockholder of the Company, or the rights and obligations of his or her designees as directors or officers of the Company. Neither Stockholder owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer, competitor or supplier of the Company, or any organization which has a contract or arrangement with the Company. Neither Stockholder has at any time transferred any of the stock of the Company held by or for him or her to any employee or consultant of the Company, which transfer constituted or could be viewed as compensation for services rendered to the Company by said employee or consultant. Except as provided in Schedule 2.5(c) attached hereto, the execution, delivery and performance of this Agreement will not violate or result in default or acceleration of any obligation under any contract, agreement, indenture or other instrument involving the Company to which either Stockholder is a party.

         2.6 PROPERTIES. The Company does not own, and has never owned, any real property. The Company has good, valid and (if applicable) marketable title to or valid leasehold interests in all assets material to its business and to those assets reflected on the Base Balance

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Sheet (as defined in Section 2.7(a) hereof), or acquired by the Company after the date thereof (except for assets disposed of, cash used and accounts receivable collected or written down since that date), free and clear of all liens, claims or encumbrances of any nature, other than liens and encumbrances that do not materially detract from the value of the assets subject thereto or materially impair the operations of the Company. Except as set forth on Schedule
2.6 attached hereto, all equipment included in such assets which is necessary to the business of the Company is in operable condition sufficient in the aggregate for the normal conduct of the Company's business and all leases of real or personal property to which the Company is a party are fully effective and afford such entity peaceful and undisturbed possession of the subject matter to the lease. The property and assets of the Company are sufficient for the conduct of its business as presently conducted. The Company is not in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owed or leased properties, which violation would have a Material Adverse Effect (after giving effect to the Merger), nor has any such entity received any notice of any such violation. There are no defaults by the Company or, to its knowledge, by any other party, which might curtail in any material respect the present use of its properties.

         2.7 FINANCIAL STATEMENTS.

              (a) The Company has delivered to Buyer the following financial statements, copies of which are attached hereto as SCHEDULE 2.7 attached hereto:
(i) unaudited balance sheets of the Company as of December 31, 1998 and December 31, 1997 and statements of income, retained earnings and cash flows for the years then ended, and (ii) an unaudited balance sheet of the Company as of August 31, 1999 (the "Base Balance Sheet") and statements of income, retained earnings and cash flows for the eight (8) months then ended, compiled by Sullivan and Falon.

              Said financial statements have been compiled in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants, and present fairly in all material respects the financial condition of the Company at the dates of said statements and the results of its operations for the periods covered thereby, subject, in the case of the Base Balance Sheet and related financial statements, to normal year-end adjustments.

              (b) As of the date hereof, the Company does not and will not have any material liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the Company or the conduct of its business prior to the date hereof or the Closing Date, as the case may be, regardless of whether claims in respect thereof had been asserted as of such date), except liabilities (i) stated or adequately reserved against on the Base Balance Sheet or the notes thereto, (ii) reflected in the Schedules furnished to Buyer hereunder and attached hereto, or (iii) incurred after the date of the Base Balance Sheet in the ordinary course of business of the Company.

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         2.8 TAXES.

              (a) The Company has paid or caused to be paid all federal, state, local, foreign, and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), required to be paid by it through the date hereof whether disputed or not.

              (b) The Company has in accordance with applicable law timely filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof, and all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period. The Company has delivered to Buyer correct and complete copies of all federal, state, local and foreign income tax returns, examination reports and statements of deficiencies assessed against or agreed to by the Company.

              (c) Neither the Internal Revenue Service nor any other governmental authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company any deficiency or claim for additional Taxes. No claim has ever been made by an authority in a jurisdiction where the Company does not file reports and returns that the Company is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes. The Company has never entered into a closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the "Code").

              (d) There has not been any audit of any tax return filed by the Company, no such audit is in progress, and the Company has not been notified by any tax authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a tax return was or is to be filed by the Company is in force, and no waiver or agreement by the Company is in force for the extension of time for the assessment or payment of any Taxes.

              (e) The Company has never been (and has never had any liability for unpaid Taxes because it once was) a member of an "affiliated group" (as defined in Section 1504(a) of the Code). The Company has never filed, and has never been required to file, a consolidated, combined or unitary tax return with any other entity. The Company does not own and has never owned a direct or indirect interest in any trust, partnership, corporation or other entity. The Company is not a party to any tax allocation or sharing agreement. The Company has never made an election under Section 341(f) of the Code.

              (f) The Company timely and properly elected to be an S corporation (within the meaning of Section 1361(a)(1) of the Code) on Form 2553 filed on October 29, 1996 with the IRS, and at all times since that date has continuously remained an S corporation. In addition, the Company has timely and properly elected to be an S corporation in every taxing jurisdiction that recognizes S corporations and where the Company is subject to tax, and at all times since then has continuously remained an S corporation in such jurisdictions. The Company has not been



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taxable as anything other than an S corporation in each taxing jurisdiction that recognizes S corporations since October 29, 1996. Neither the Company, any Stockholder, nor any former shareholder of the Company has taken any action or made any filing that would terminate the Company's status as an S corporation for federal, state or local income tax purposes. Neither the IRS nor any other taxing authority has ever challenged, disputed, or otherwise contested the Company's status as an S corporation for federal, state, or local income tax purposes.

              (g) For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

         2.9 COLLECTIBILITY OF ACCOUNTS RECEIVABLE. All of the accounts receivable of the Company reflected on the Base Balance Sheet or existing at the date hereof (less the reserve for bad debts set forth on the Base Balance Sheet) are or will be at the Closing valid and enforceable claims and subject to no set off or counterclaim, and to the knowledge of the Company, will be fully collectible in the ordinary course of business; provided that the foregoing shall not be construed to constitute a guaranty of full collectibility. The Company has no accounts or loans receivable from any person, firm or corporation which is affiliated with the Company or from any director, officer or employee of the Company.

         2.10 ABSENCE OF CERTAIN CHANGES. Except as disclosed in Schedule 2.10 attached hereto, since the date of the Base Balance Sheet there has not been:

              (a) any change in the properties, assets, liabilities, condition (financial or other), business, prospects or results of operations of the Company, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had a Material Adverse Effect on the Company;

              (b) any contingent liability incurred by the Company as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company;

              (c) any mortgage, encumbrance or lien placed on any of the properties of the Company which remains in existence on the date hereof or will remain on the Closing Date;

              (d) any obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation liabilities for Taxes due or to become due or contingent or potential liabilities relating to products or services provided by the Company or the conduct of the business of the Company since the date of the Base Balance Sheet regardless of whether claims in respect thereof have been asserted), incurred by the Company other than obligations and liabilities incurred in the ordinary course of business consistent with the terms of this Agreement (it being understood that product or service liability claims shall not be deemed to be incurred in the ordinary course of business);

              (e) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of the Company other than in the ordinary course of business;

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              (f) any material damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of the Company;

              (g) any declaration, setting aside or payment of any dividend by the Company, or the making of any other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of its own capital stock, except for the distribution to the Stockholders of cash on hand prior to the Closing in accordance with and subject to the terms of Section 5.1(k) hereof;

              (h) any labor trouble or claim of unfair labor practices involving the Company; any change in the compensation payable or to become payable by the Company to any of its officers, employees, agents or independent contractors other than normal merit increases in accordance with its usual practices; or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors;

              (i) any change with respect to the officers or management of the Company;

              (j) any payment or discharge of a material lien or liability of the Company which was not shown on the Base Balance Sheet or incurred in the ordinary course of business thereafter;

              (k) any obligation or liability incurred by the Company to any of its officers, directors, stockholders or employees, or any loans or advances made by the Company to any of its officers, directors, stockholders or employees, except normal compensation and expense allowances payable to officers or employees;

              (l) any change in accounting methods or practices, credit practices or collection policies used by the Company;

              (m) any other transaction entered into by the Company other than transactions in the ordinary course of business; or

              (n) any agreement or understanding, whether in writing or otherwise, for the Company to take any of the actions specified in paragraphs
(a) through (m) above.

         2.11 ORDINARY COURSE. Since the date of the Base Balance Sheet, the Company has conducted its business only in the ordinary course and consistently with its prior practices.

         2.12 BANKING RELATIONS. All of the arrangements which the Company has with any banking institution are described in Schedule 2.12 attached hereto, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

         2.13 INTELLECTUAL PROPERTY.

(a) Except as described in Schedule 2.13 attached hereto, the Company has exclusive ownership of, or license to use, all patent, copyright, trade secret, trademark, or other

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proprietary rights (collectively, "Intellectual Property") used or to be used in the business of the Company as presently conducted or contemplated. Except as set forth in said SCHEDULE 2.13, all of the rights of the Company in such Intellectual Property are freely transferable. There are no claims or demands of any other person pertaining to any such Intellectual Property and no proceedings have been instituted, or are pending or threatened, which challenge the rights of the Company in respect thereof. The Company has the right to use, free and clear of claims or rights of other persons, all customer lists, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information required for or incident to its services or its business as presently conducted or contemplated.

              (b) All patents, patent applications, trademarks, trademark applications and registrations and registered copyrights which are owned by or licensed to the Company or used or to be used by the Company in its business as presently conducted or contemplated, and all other items of Intellectual Property which are material to the business or operations of the Company, are listed in SCHEDULE 2.13. All of such patents, patent applications, trademark registrations, trademark applications and registered copyrights have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified on said Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations of the United States and each such jurisdiction.

              (c) All licenses or other agreements under which the Company is granted rights in Intellectual Property, other than licenses of "off-the-shelf" software utilized in the internal operations of the Company which are generally commercially available to the public at retail, are listed in SCHEDULE 2.13. All said licenses or other agreements are in full force and effect, there is no material default by the Company or, to its knowledge, by any other party thereto, and, except as set forth on SCHEDULE 2.13, all of the rights of the Company thereunder are freely assignable. To the Company's knowledge, the licensors under said licenses and other agreements have and have had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer.

              (d) All licenses or other agreements under which the Company has granted rights to others in Intellectual Property owned or licensed by the Company are listed in SCHEDULE 2.13. All of said licenses or other agreements are in full force and effect, there is no material default by the Company or, to the Company's knowledge by any other party thereto, and, except as set forth on
SCHEDULE 2.13, all of the rights of Company thereunder are freely assignable. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer.

              (e) Except as described on SCHEDULE 2.13, the Company has taken all steps required in accordance with sound business practices to establish and preserve its ownership and license of all Intellectual Property rights with respect to its products, services and technology (including source code). The Company has not made any such information available to any person other than employees of Company except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof. The Company has no knowledge of any infringement by others of any Intellectual Property rights of the Company.

              (f) To the Company's knowledge (without any duty of investigation), the present and contemplated business, activities and products of the Company do not infringe any Intellectual Property of any other person. No proceeding charging the Company with infringement of any adversely held Intellectual Property has been filed or is threatened to be filed. To the Company's knowledge (without any duty of investigation), there exists no unexpired patent or patent application which includes claims that would be infringed by or otherwise adversely affect the products, activities or business of the Company. To the Company's knowledge, the Company is not making unauthorized use of any confidential information or trade secrets of any person, including without limitation, any former employer of any past or present employee of Company. Except as set forth in SCHEDULE 2.13, neither the Company nor, to its knowledge, any of its employees have any agreements or arrangements with any persons other than the Company related to confidential information or trade secrets of such persons or restricting any such employee's ability to engage in business activities of any nature. The activities of the Company's employees on behalf of the Company do not violate any such agreements or arrangements known to the Company.

              (g) Except as set forth on Schedule 2.13, all computer software products that are owned by the Company, exclusively licensed to the Company, licensed, sold or otherwise distributed to others by the Company or are otherwise required for the conduct of its business ("Software") are Year 2000 Compliant. As used herein, "Year 2000 Compliant" shall mean the ability of the Software to provide the following date related functions:

                        (i) consistently handle date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date output and performing calculations on dates or portions of dates;

                        (ii) function accurately in accordance with the documentation relating to the applicable Software and without interruption before, during and after January 1, 2000, without any change in operations associated with the advent of the new century;

                        (iii) respond to two-digit date input in a way that resolves any ambiguity as to the century in a disclosed, defined and predetermined manner; and

                        (iv) store and provide output of date information in ways that are unambiguous as to century.

         2.14 CONTRACTS. Except for contracts, commitments, plans, agreements and licenses described in SCHEDULE 2.14 attached hereto (true and complete copies of which have been delivered to Buyer), the Company is not a party to or subject to:

              (a) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

              (b) any employment contract or contract for services which requires the payment of more than $50,000 annually or which is not terminable within 30 days by the Company without liability for any penalty or severance payment;

              (c) any contract or agreement for the purchase of any commodity, material or equipment, except purchase orders in the ordinary course for less than $10,000 each, such orders not exceeding $50,000 in the aggregate;

              (d) any other contracts or agreements creating any obligations of the Company of $50,000 or more with respect to any such contract or agreement not specifically disclosed elsewhere under this Agreement;

              (e) any contract or agreement which by its terms does not terminate or is not terminable without penalty by the Company or its successors within one year after the date hereof;

              (f) any contract or agreement for the sale or license of its products or services not made in the ordinary course of business;

              (g) any contract with any sales agent or distributor of products of the Company;

              (h) any contract containing covenants limiting the freedom of the Company to compete in any line of business or with any person or entity;

              (i) any contract or agreement for the purchase of any fixed asset for a price in excess of $100,000 whether or not such purchase is in the ordinary course of business;

              (j) any license agreement (as licensor or licensee), other than licenses of "off-the-shelf" software utilized in the internal operations of the Company which are generally commercially available to the public at retail;

              (k) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money; or

              (l) any contract or agreement with any officer, employee, director or stockholder of the Company or with any persons or organizations controlled by or affiliated with it.

         The Company is not in default under any such contracts, commitments, plans, agreements or licenses described in said Schedule and the Company has no knowledge of conditions or facts which with notice or passage of time, or both, would constitute a default thereunder.

         2.15 LITIGATION. SCHEDULE 2.15 attached hereto lists all currently pending litigation and governmental or administrative proceedings or investigations to which the Company is a party. Except for matters described in
SCHEDULE 2.15, there is no litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or its affiliates which may have a Material Adverse Effect on the Company or which would prevent or hinder the consummation of the transactions contemplated by this Agreement. With respect to each matter set forth therein, SCHEDULE 2.15 sets forth a description of the matter, the forum (if any) in which it is being conducted, the parties thereto and the type and amount of relief sought.

         2.16 COMPLIANCE WITH LAWS. Except as set forth in Schedule 2.16 attached hereto, the Company is in compliance in all material respects with all applicable statutes, ordinances, orders, judgements, decrees, rules and regulations promulgated by any federal, state, municipal entity, agency, court or other governmental authority which apply to the Company or to the conduct of its business, and the Company has not received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.

         2.17 INSURANCE. The physical properties and assets of the Company are insured to the extent disclosed in SCHEDULE 2.17 attached hereto and all such insurance policies and arrangements are disclosed in said Schedule. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, the Company is in compliance with the terms thereof, and, except as set forth on SCHEDULE 2.17, no consent or notice is required to be obtained or given in connection with the transactions contemplated by this Agreement to keep such policies in full force and effect.

         2.18 WARRANTY OR OTHER CLAIMS. There are no existing or, to the knowledge of the Company, threatened product or service liability, warranty or other similar claims, or any facts upon which a material claim of such nature could be based, against the Company for products or services which are defective or fail to meet any product or service warranties. No material claim has been asserted against the Company for renegotiation or price redetermination of any business transaction, and, to the knowledge of the Company, there are no facts upon which any such claim could be based.

         2.19 POWERS OF ATTORNEY. The Company has not granted any outstanding power of attorney to any third person.

         2.20 FINDER'S FEE. Except as set forth in SCHEDULE 2.20 attached hereto, neither the Company nor any Stockholder has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

         2.21 PERMITS: BURDENSOME AGREEMENTS. SCHEDULE 2.21 attached hereto lists all permits, registrations, licenses, franchises, certifications and other approvals (collectively, the "Approvals") required from federal, state or local authorities in order for the Company to conduct its business. The Company has obtained all such Approvals, which are valid and in full force and effect, and is operating in compliance therewith. Such Approvals include, but are not limited to, those required under federal, state or local statutes, ordinances, orders, requirements, rules, regulations, or laws pertaining to environmental protection, public health and safety, worker health and safety, buildings, highways or zoning.

         2.22 CORPORATE RECORDS; COPIES OF DOCUMENTS. The corporate record books of the Company accurately record all corporate action taken by its stockholders and board of directors and committees. The copies of the corporate records of the Company has been provided to

Buyer for review, are true and complete copies of the originals of such documents. The Company has made available for inspection and copying by Buyer and its counsel true and correct copies of all documents referred to in this Section or in the Schedules delivered to Buyer pursuant to this Agreement.

         2.23 TRANSACTIONS WITH INTERESTED PERSONS. Except as set forth in
SCHEDULE 2.23 attached hereto, neither the Company, nor, to the knowledge of the Company, any stockholder, officer, supervisory employee or director of the Company nor, to the knowledge of Company, any of their respective spouses or family members, owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of Company, or any organization which has a material contract or arrangement with the Company.

         2.24 EMPLOYEE BENEFIT PROGRAMS. Except as set forth on SCHEDULE 2.24 attached hereto, the Company does not maintain and has never maintained an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Company has no liabilities or obligations under ERISA. Except as set forth in SCHEDULE 2.24, the Company has no other stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, or other employee benefit plans, agreements, or arrangements. True and correct copies of all plans and arrangements set forth on SCHEDULE 2.24 have been provided to Buyer. For purposes of this Section 2.24, an entity "maintains" an employee benefit plan if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such employee benefit plan, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such employee benefit plan, or if such employee benefit plan provides benefits to or otherwise covers employees of such entity, or their spouses, dependents or beneficiaries.

         2.25 ENVIRONMENTAL MATTERS. No Hazardous Materials (as hereinafter defined) have been generated, transported, used, disposed, stored or treated by the Company and, to the knowledge of the Company, no Hazardous Materials have been released, discharged, disposed, placed or otherwise caused to enter the soil or water within any real property owned, leased or operated by the Company. Except as set forth in SCHEDULE 2.25 attached hereto, to the Company's knowledge, no site owned, operated or leased by the Company contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation. For purposes of this Section 2.25, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; (ii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted; and (iii) "Company" shall mean and include the Company and all other entities for whose conduct the Company is or may be held responsible under any Environmental Law.

         2.26 LIST OF DIRECTORS AND OFFICERS. SCHEDULE 2.26 attached hereto contains a true and complete list of all current directors and officers of the Company. In addition, SCHEDULE 2.26 contains a list of all managers, employees and consultants of the Company who, individually, have received or are scheduled to receive compensation from the Company for the fiscal year ending December 31, 1999, in excess of $75,000. In each such case SCHEDULE 2.26 includes the current job title and aggregate annual compensation of each such individual. Except as set forth in SCHEDULE 2.26, the Company has no consultants and no contracts or arrangements with any consultants.

         2.27 DISCLOSURE. To the Company's knowledge, the representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by the Company pursuant to this Agreement to Buyer do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. Except as set forth on SCHEDULE 2.27, there are no facts known to the Company which, to its knowledge, has or will have a Material Adverse Effect (after giving effect to the Merger) which have not been specifically disclosed herein or in a Schedule furnished herewith, other than general economic conditions affecting the industries in which the Company operates.

         2.28 NON-FOREIGN STATUS. The Company is not a "foreign person" within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

         2.29 BACKLOG. As of the date hereof, the Company has a backlog of orders for the sale or license of products or services, for which revenues have not been recognized by the Company, as set forth in Schedule 2.29 attached hereto, which orders may be subject to cancellation.

         2.30 EMPLOYEES; LABOR MATTERS. The Company employs a total of approximately eleven (11) full-time employees and no part-time employees, and has no current contracts with independent contractors and generally enjoy good employer-employee relationships. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it through the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any of said employees, neither the Company nor Buyer will by reason of the transactions contemplated under this Agreement or any action taken by the Company prior to the Closing be liable to any of said employees for so-called "severance pay" or any other payments, except as set forth in Schedule
2.30 attached hereto. The Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment, except as set forth in said Schedule. The Company is in material compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations which are existing, pending or, to the Company's knowledge, threatened against or involving the Company. The Company has not received any information indicating that any of its employment policies or practices is currently being audited or investigated by any federal, state or local government agency. The Company is, and at all times since November 6,

1986 has been, in compliance with the requirements of the Immigration Reform Control Act of 1986.

         2.31 CUSTOMERS. SCHEDULE 2.31 attached hereto sets forth each customer (whether pursuant to a commission, royalty or other arrangement) which accounts for more than 10% of the sales of the Company for the twelve (12) months ended December 31, 1998 or the eight (8) months ended as of the date of the Base Balance Sheet (collectively, the "Customers"). The relationships of the Company with its Customers are good commercial working relationships. No Customer has canceled, materially modified, or otherwise terminated its relationship with the Company, or has during the last twelve months decreased materially its usage or purchase of the services or products of the Company, nor to the knowledge of Company, does any Customer have any plan or intention to do any of the foregoing.

SECTION 3. INVESTMENT REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

         As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each of the Stockholders hereby makes to Buyer each of the representations and warranties set forth in this
Section 3. The Stockholders shall have no right of indemnity or contribution from the Company with respect to the breach of any representation or warranty under this Section 3.

         Each Stockholder hereby represents and warrants to Buyer that with respect to his or her receipt of the Restricted Shares hereunder:

         Each Stockholder is acquiring the Restricted Shares for his or her own account, for investment, and not with a view to any "distribution" thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Such Stockholder is a resident of The Commonwealth of Massachusetts and the offer and sale of the Restricted Shares to him or her will take place in The Commonwealth of Massachusetts. Such Stockholder is knowledgeable and experienced in the making of investments of the type involved in the acquisition of the Restricted Shares pursuant to this Agreement and is able to bear the economic risk of loss of his or her investment in Buyer. Such Stockholder has been granted the opportunity to investigate the affairs of Buyer and to ask questions of and receive from its officers and employees (including questions regarding the terms and conditions of the offering of the Restricted Shares), and has availed himself or herself of such opportunity either directly or through his or her authorized representative.

         Such Stockholder understands that because the Restricted Shares have not been registered under the Securities Act or securities or "blue sky" laws of any jurisdiction, none of the Restricted Shares held by him or her may be sold unless such Restricted Shares are subsequently registered under the Securities Act or exemptions from such registration are available. Such Stockholder acknowledges and understands that he or she has no independent right to require Buyer to register the Restricted Shares. Such Stockholder understands that the certificate representing the Restricted Shares will bear a legend in substantially the form provided below (in addition to any legend required under applicable state securities laws):

                  "THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED BY THE HOLDER NAMED HEREON FOR HIS OR HER OWN ACCOUNT FOR INVESTMENT; AND SUCH SECURITIES MAY NOT BE PLEDGED, SOLD OR IN ANY OTHER WAY TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS IN EFFECT AT THAT TIME, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT."

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER.

         4.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to the Company and the Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby makes the representations and warranties to the Company and the Stockholders contained in this Section 4.

         4.2 ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

         4.3 CAPITAL STOCK OF BUYER. The authorized capital stock of Buyer consists of (i) 55,000,000 shares of common stock, $.001 per share, of which 14,638,814 shares were duly and validly issued and outstanding, fully paid and non-assessable as of December 2, 1999; and (ii) 5,000,000 shares of preferred stock, $1.00 per share, of which no shares are issued and outstanding. Except for options to purchase up to 2,810,539 shares of Buyer Stock which were granted under the Buyer's 1996 Stock Plan and 1995 Stock Plan which remain outstanding and unexercised as of December 1, 1999, there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any shares of Buyer Stock. The Restricted Shares have been duly authorized and issued, are fully paid and non-assessable, were issued in accordance with applicable securities laws and, except as contemplated under Section 6.4, are free and clear of any and all liens, encumbrances, charges or claims.

         4.4 AUTHORITY OF BUYER. Buyer has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement, and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of Buyer and no other action on the part of Buyer is required in connection therewith.

         This Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Buyer enforceable in accordance with their terms. The execution, delivery and performance by Buyer of this Agreement and each such agreement, document and instrument:

                        (i) do not and will not violate any provision of the Certificate of Incorporation or By-laws of Buyer;

                        (ii) do not and will not violate any laws of the United States or any state or other jurisdiction applicable to Buyer, implicate any anti-takeover laws or require Buyer to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

                        (iii) do not and will not result in a breach of, constitute a default under, require any consent under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Buyer is a party or by which the property of Buyer is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of Buyer's assets or capital stock.

         4.5 FINDER'S FEE. Buyer has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

         4.6 SEC REPORTS. Buyer's Form 10-K for the period ended December 31, 1998 and all other forms, reports and documents filed with the Securities and Exchange Commission since the filing of such Form 10-K (collectively, the "SEC Reports") have been prepared in accordance with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended. The balance sheets (including the related notes) included in the SEC Reports are complete and correct in all material respects and fairly present the financial position of Buyer as of the respective dates thereof, and the other related statements (including the related notes) included therein and complete and correct in all material respects fairly present the results of operations and cash flows of Buyer for the respective fiscal periods set forth therein in accordance with generally accepted accounting principles applied on a consistent basis, except in the case of interim financial statements for normal recurring and certain non-recurring audit adjustments necessary for a fair presentation of the financial position and operating results of Buyer for the interim periods which will not be materially adverse and for the omission of footnotes to said interim financial statements that would be required by generally accepted accounting principles.

         4.7 LITIGATION. There is no litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of Buyer, threatened against Buyer or its affiliates which may have a material adverse effect on Buyer or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

         4.8 DISCLOSURE. To Buyer's knowledge, the representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by Buyer pursuant to this Agreement to the Company do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.

SECTION 5. CONDITIONS.

         5.1 CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligation of Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

              (a) REPRESENTATIONS: WARRANTIES: COVENANTS. Each of the representations and warranties of the Company and the Stockholders contained in Sections 2 and 3 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing; and the Company and the Stockholders shall, on or before the Closing, have performed all of their obligations hereunder which by the terms hereof are to be performed on or before the Closing.

              (b) NO MATERIAL CHANGE. There shall have been no material adverse change in the properties, assets, liabilities, condition (financial or other), business, prospects or operations of the Company since the date of the Base Balance Sheet, except in the ordinary course of business.

              (c) CERTIFICATE FROM OFFICERS. The Stockholders shall have delivered to Buyer a certificate of the Company's President dated as of the Closing to the effect that the statements set forth in paragraph (a) and (b) above in this Section 5.1 are true and correct.

              (d) APPROVAL OF BUYER'S COUNSEL. All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and all related legal matters contemplated by this Agreement shall have been approved by McDermott, Will & Emery, as counsel for Buyer, and such counsel shall have received on behalf of Buyer such other certificates, opinions, and documents in form satisfactory to such counsel as Buyer may reasonably require from the Company and the Stockholders to evidence compliance with the terms and conditions hereof as of the Closing and the correctness as of the Closing of the representations and warranties of the Stockholders and the Company and the fulfillment of their respective covenants.

              (e) OPINION OF COUNSEL. On the Closing Date, Buyer shall have received from Morse, Barnes-Brown & Pendleton, P.C., counsel for the Company and the Stockholders, an opinion as of said date in the form attached hereto as EXHIBIT A.

              (f) NO LITIGATION. There shall have been no determination by Buyer, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any person or any federal, state or other governmental authority of litigation, proceedings or other action against Buyer, the Company or the Stockholders or any material adverse change in the laws or regulations applicable to the Company.

              (g) CONSENTS. The Company or the Stockholders shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by the Company or the Stockholders in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the business of the Company by Buyer subsequent to the Closing; and the Company, the Stockholders and Buyer shall have received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to Buyer, from all third parties, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties, required to permit the continuation of the business of the Company and the consummation of the transactions contemplated by this Agreement, and to avoid a breach, default, termination, acceleration or modification of any material indenture, loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of, or in connection with, the execution and performance of this Agreement.

              (h) BUSINESS RELATIONS. Buyer shall be reasonably satisfied based on personal interviews with the Customers or otherwise that such Customers intend to continue their current level of business with the Company after the Closing.


              (i) RESIGNATIONS. The Company shall have delivered to Buyer the resignations of all of the directors of the Company and of such officers of the Company as may be requested by Buyer prior to the Closing, such resignations to be effective at the Closing.

              (j) RELEASES. The Company shall have delivered to Buyer general releases signed by each of the Stockholders of all claims which he or she may have (in any capacity) in the form attached here to as Exhibit B.

              (k) CLOSING DATE CASH AND ASSETS. The Company shall have made no distributions at any time during the three month period prior to the Closing Date, other than cash distributions or other non-cash distributions having a fair market value of an aggregate of $5,000; provided that, in any event, the Company shall have retained cash of at least $30,000 and all other tangible and intangible assets of the Company, including, without limitation, accounts receivables, deposits, computer and office equipment and software licenses. Furthermore, the Company shall have paid any and all outstanding debts and liabilities of the Company on or prior to the Closing.

         5.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDERS. The obligation of the Company and the Stockholders to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

              (a) REPRESENTATIONS; WARRANTIES; COVENANTS. Each of the representations and warranties of Buyer contained in Section 4 shall be true and correct as though made on and as of the Closing; Buyer shall, on or before the Closing, have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing; and Buyer shall have delivered to the Company and the Stockholders a certificate of the President or the Chief Financial Officer of Buyer dated on the Closing to such effect.

              (b) NO MATERIAL CHANGE. There shall have been no material adverse change in the properties, assets, liabilities, condition (financial or other), business, prospects or operations of Buyer since the date of this Agreement.

              (c) APPROVAL OF THE COMPANY'S COUNSEL. All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and all related legal matters contemplated by this agreement shall have been approved by Morse, Barnes-Brown & Pendleton, P.C., as counsel for the Company and the Stockholders, and such counsel shall have received on behalf of the Company and the Stockholders such other certificates, opinions and documents in form satisfactory to such counsel as the Company may reasonably require from Buyer to evidence compliance with the terms and conditions hereof as of the Closing and the correctness as of the Closing Date of the representations and warranties of Buyer and the fulfillment of its covenants hereunder.

              (d) OPINION OF COUNSEL. On the Closing Date, the Stockholders shall have received from McDermott, Will & Emery, counsel for the Buyer, an opinion as of said date in the form attached hereto as Exhibit C.

              (e) NO LITIGATION. There shall have been no determination by the Company, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any person or any federal, state or other governmental authority of material litigation, proceedings or other action against Buyer, the Company or the Stockholders.

              (f) CONSENTS. Buyer shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by Buyer in connection with the execution and delivery of this Agreement and the performance of the transactions contemplated hereby; and the Company, the Stockholders and Buyer shall have received all authorizations, waivers, consents and permits from all third parties, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties, required to permit the consummation of the transactions contemplated by this Agreement, and to avoid a breach, default, termination, acceleration or modification of any material indenture, loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of, or in connection with, the execution and performance of this Agreement.

SECTION 6. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

         6.1 SURVIVAL OF WARRANTIES. Each of the representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit, certificate or financial statement delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto; PROVIDED, HOWEVER, that such representations and warranties shall expire on the same dates as and to the extent that the rights to indemnification with respect thereto under Section 7 shall expire.

         6.2 BUYER OPTIONS. At or as soon as practicable after the Closing, Buyer shall grant options to purchase an aggregate of 15,200 shares of Buyer Stock ("Buyer Options") to the employees of the Surviving Corporation identified on Schedule 6.2 attached hereto. The Buyer Options shall be granted to the employees identified on Schedule 6.2 to purchase the number of shares of Buyer Stock set forth opposite the name of each such employee pursuant to the terms of the Buyer's stock option plans, which terms shall include, among other things, an exercise price equal to the fair market value of the Buyer Stock as of the date of grant and vesting over a four (4) year term. Buyer hereby undertakes to maintain on file with the Securities and Exchange Commission a Registration Statement on Form S-8 to register the issuance of shares of Buyer Stock upon exercise of the Buyer Options and all other stock options granted under the Buyer's 1996 Stock Plan to the Stockholders on the date hereof.

         6.3 TAX RETURNS. The Stockholders shall cooperate with Buyer to permit the Company and/or Buyer in accordance with applicable law to promptly prepare and file on or before the due date or any extension thereof all federal, state and local Tax returns required to be filed by the Company.

         6.4 RESTRICTION ON TRANSFER.

              (a) GENERAL. From and after the Closing Date and until the first
(1st) anniversary thereof (the "Restricted Period"), none of the Restricted Shares to be issued at Closing to the Stockholders shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of or encumbered ("Transfer"), whether voluntarily or by operation of law, unless such transfer is in compliance with all applicable securities laws (including, without limitation, the Securities Act), and such disposition is in accordance with the terms and conditions of this Section 6.4. Any attempted disposition of Restricted Shares not in accordance with the terms and conditions of this Section 6.4 shall be null and void, and Buyer shall not reflect on its records any change in record ownership of any Restricted Shares as a result of any such disposition, shall otherwise refuse to recognize any such disposition and shall not in any way give effect to any such disposition of any Restricted Shares. Subject to the foregoing general provisions, Restricted Shares may be transferred pursuant to the following specific terms and conditions:

                        (i) TIME-BASED RESTRICTIONS. Subject to compliance with applicable securities laws, the Stockholders may Transfer up to 50% of their respective Restricted Shares at any time after the first (1st) anniversary of the Closing Date and 100% of their respective Restricted Shares at any time on or after the second (2nd) anniversary of the Closing Date.

                        (ii) TRANSFERS TO PERMITTED TRANSFEREES. The
Stockholders may Transfer any or all of the Restricted Shares to Permitted Transferees (as hereinafter defined); provided, however, that such Permitted Transferee(s) shall, as a condition to any such Transfer, agree to be subject to the terms and conditions of this Section 6.5 and shall have delivered a written acknowledgment to that effect to Buyer. As used herein a "Permitted Transferee" shall mean any of the following to whom a Stockholder may Transfer Restricted Shares hereunder: such Stockholder's spouse, parents, children (natural or adopted), stepchildren or grandchildren or a trust or a limited partnership for their principal benefit of which such Stockholder is the settlor or general partner; PROVIDED, HOWEVER, that any such trust or a limited partnership does not require or permit distribution of any Restricted Shares during the Restricted Period except as provided in subparagraph (i) of the Section 6.4; and

                        (iii) TRANSFERS UPON DEATH. Upon the death of a Stockholder or any Permitted Transferee the Restricted Shares may be transferred by operation of law to the estate, legal representatives, executors and administrators of such Stockholder or any such Permitted Transferee, subject to the terms of this Section 6.4.

              (b) LEGEND. Any certificate(s) representing the Restricted Shares shall carry substantially the following legends:

                           "The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including restrictions against transfers) contained in Section
                           6.4 of a certain Agreement and Plan of Merger dated December 3, 1999 between Primix Solutions Inc. and the holder of this certificate (a copy of which is available at the offices of Primix Solutions Inc. for examination)."

              (c) OPINIONS. In connection with any Transfer of Restricted Shares in accordance with this Agreement pursuant to Rule 144 or a comparable provision, Buyer will cooperate with the Stockholders in authorizing its transfer agent to transfer the Restricted Shares including by causing its counsel to provide an appropriate legal opinion or instructions acceptable to such transfer agent. It will be a condition to providing any such opinion or instructions that the Stockholders provide standard Rule 144 representation letters.

         6.5 NON-COMPETITION; NON-SOLICITATION. In view of the fact that any activity of the Stockholders in violation of the terms hereof would adversely affect Buyer and would deprive Buyer of the benefits of its bargain under this Agreement and to preserve the goodwill associated with the business of Buyer, each of the Stockholders hereby agrees that, during such Stockholder's employment with Buyer or any Affiliate (as hereinafter defined), he or she will not, without the express written consent of Buyer, directly or indirectly, anywhere in the United States, engage in any activity which is, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), any business, organization or person other than Buyer (or any Affiliate), and including any such business, organization or person involving, or which is, a family member of the Stockholders, whose business, activities, products or services are competitive with any of the business, activities, products or services conducted or offered by Buyer and any Affiliate which business, activities, products and services shall include in any event and without limitation the business of multi-media interactive design and development and related consulting services and any other business activity engaged in, conducted by or in active planning by Buyer or any Affiliate on the date such Stockholder's employment with Buyer and any Affiliate terminates. During the period commencing on the date hereof and ending on the date which is the first (lst) anniversary of the Closing Date, Stockholder's employment with Buyer and any Affiliate terminates for any reason, such Stockholder shall not, without the express consent of Buyer, directly or indirectly, hire or engage or attempt to hire or engage for or on behalf of himself or herself or any such competitor any officer or employee of Buyer or any Affiliate, or any former employee of Buyer and any Affiliate who was employed during the six (6) month period immediately preceding the date hereof or at any time during the term of such Stockholder's affiliation with Buyer or any Affiliate, encouraging for or on behalf of himself or herself or any such competitor, any such officer or employee to terminate his or her relationship or employment with Buyer or any Affiliate, soliciting for or on behalf of himself or herself or any such competitor any client or strategic partner of Buyer or any Affiliate during the term of his or her employment with Buyer and diverting to any person or entity any client or business opportunity of Buyer or any of any Affiliate.

         Notwithstanding anything herein to the contrary, the Stockholders may make passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than one percent (1%) of the equity of such enterprise.

         The Stockholders represent and warrant to Buyer that neither of the Stockholders nor any business entity controlled by them is a party to any contract, commitment, arrangement or agreement which could, following the date hereof, restrain or restrict Buyer or any Affiliate from carrying on its business, and as of the date of this Agreement, neither of the Stockholders has any business interests whatsoever in or relating to the businesses in which Buyer and any Affiliate is currently engaged, other than his or her interest in Buyer and interests in public companies of less than one percent (1%).

         The parties acknowledge that the time, scope, geographic area and other provisions of this Section 6.5 have been specifically negotiated by sophisticated commercial parties and agree that (a) all such provisions are reasonable under the circumstances of the transactions contemplated hereby, (b) are given as an integral and essential part of the transactions contemplated hereby, and (c) but for the covenants of the Stockholders contained in this Agreement, Buyer would not have entered into or consummated the transactions contemplated under the this Agreement. The Stockholders have independently consulted with their counsel and has been advised in all respects concerning the reasonableness and proprietary of the covenants contained in this Section 6.5, with specific regard to the business to be conducted by Buyer and its Affiliates, and represents that the covenants contained in this Section 6.5 is intended to be, and shall be, fully enforceable and effective in accordance with its terms.

         As used herein an "Affiliate" of Buyer shall mean any person or entity which directly or indirectly controls, is controlled by, or is under common control with Buyer.

         6.6 PAYMENT OF FINDER'S FEES. The Stockholders, and neither Buyer nor the Surviving Corporation, shall be responsible for the payment of any and all finder's fees payable by the Company or the Stockholders in connection with the transactions contemplated by this Agreement, including without limitation arising under that certain letter agreement dated May 24, 1999 by and between the Company and the Catalyst Group (the "Company Finder's Fees").

         6.7 SALE OF RESTRICTED SHARES. In the event that the Stockholders, or either of them, shall desire to sell at least 50,000 Restricted Shares at a time when they shall have the right to Transfer such shares in accordance with the provisions of Section 6.4(a) above, but at which time, due to a change in the provisions of Rule 144 promulgated under the Securities Act, the Stockholders are unable to make a public sale of such shares pursuant to Rule 144, then in such event the Buyer shall, on written notice from the Stockholder(s) desiring to sell such shares, promptly use its reasonable efforts to cause such shares to be registered for resale with the Securities and Exchange Commission on Form S-3 or other comparable form in effect at the time of such request, subject to customary terms and conditions. The Company shall pay all expenses of such registration except for underwriters' or broker-dealers' discounts or commissions; PROVIDED that such expenses shall not exceed $15,000 in the aggregate. In the event that the expenses of any registration requested pursuant to this Section 6.7 exceed $15,000, Buyer shall proceed to effect such registration so long as the Stockholders shall pay all such expenses in excess of $15,000. The obligation to register such shares shall continue in effect for a period of four (4) years after the Closing Date, but Buyer shall not have any obligation to file more than two (2) such registration statements on Form S-3.

SECTION 7. INDEMNIFICATION

         7.1 INDEMNIFICATION BY THE STOCKHOLDERS. Each of the Stockholders agrees subsequent to the Closing to indemnify and hold the Surviving Corporation, Buyer and their respective subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof (individually a "Buyer Indemnified Party" and collectively the "Buyer Indemnified Parties") harmless from and against any damages (including, without limitation, diminution in value), liabilities, losses, taxes, fines, penalties, costs and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in the investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

              (a) fraud or intentional misrepresentation by the Company or the Stockholders with respect to any of their representations or warranties under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto or any breach of the representations contained in Sections 2.3 and 2.5;

              (b) any breach of any covenant, representation, warranty of the Company or the Stockholders under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants;

              (c) any liability of the Company for Taxes arising from an event or transaction prior to the Closing or as a result of the Closing which have not been paid or provided for or reserved against by the Company, including without limitation, any increase in Taxes due to the unavailability of any loss or deduction claimed by the Company;

              (d) any liability for the Company Finder's Fees; and

              (e) any breach of the covenants of the Stockholders under Sections 6.4, 6.5 or 8.1 hereof.

         7.2 LIMITATIONS ON INDEMNIFICATION BY THE STOCKHOLDERS. Notwithstanding the foregoing, the right of Buyer Indemnified Parties to indemnification under
Section 7.1 shall be subject to the following provisions:

              (a) No indemnification shall be payable to a Buyer Indemnified Party with respect to claims asserted pursuant to Sections 7.1(b) or 7.1(c) after the expiration of one year after the Closing Date (the "Indemnification Cut-Off Date"); and

              (b) No indemnification shall be payable pursuant to Sections 7.1(b) or 7.1(c) above to any Buyer Indemnified Party, except to the extent the total of all claims for indemnification pursuant to Sections 7.1(a), 7.1(b) or 7.1(c) shall exceed $50,000 in the aggregate, whereupon the full amount of such excess shall be recoverable in accordance with the terms hereof.

              (c) No indemnification shall be payable to a Buyer Indemnified Party with respect to claims assessed pursuant to Section 7.1(a) after the expiration of four (4) years after the Closing Date.

         7.3 INDEMNIFICATION BY BUYER. Buyer agrees to indemnify and hold the Stockholders harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by him or her arising out of or based upon any breach of any representation, warranty or covenant made by Buyer in this Agreement or in any certificate delivered by Buyer hereunder, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such a breach.

         7.4 LIMITATION ON INDEMNIFICATION BY BUYER. Notwithstanding the foregoing, the right of the Stockholders to indemnification under Section 7.3 shall be subject to the following provisions:

              (a) No indemnification shall be payable to the Stockholders with respect to claims asserted pursuant to Section 7.3 after the Indemnification Cut-Off Date;

              (b) No indemnification shall be payable pursuant to Subsection 7.3 above to the Stockholders, except to the extent the total of all claims for indemnification pursuant to Section 7.3 shall exceed $50,000 in the aggregate, whereupon the full amount of such excess shall be recoverable in accordance with the terms hereof; and

         7.5 NOTICE; DEFENSE OF CLAIMS. An indemnified party may make claims for indemnification hereunder by giving written notice thereof to the indemnifying party within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within thirty (30) days after receiving such notice the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within thirty (30) days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable. The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; PROVIDED, HOWEVER, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.

SECTION 8. MISCELLANEOUS.

         8.1 FEES AND EXPENSES. Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement; PROVIDED, HOWEVER, the Surviving Corporation shall be responsible for the reasonable legal expenses of the Company and the Stockholders relating to the negotiation and closing of the Merger; PROVIDED, FURTHER, HOWEVER, that the Stockholders shall pay for and assume the liabilities of the Company Finder's Fees as provided for in Section 6.6 hereof.

         8.2 GOVERNING LAW. This Agreement shall be construed under and governed by the internal laws of The Commonwealth of Massachusetts without regard to its conflict of laws principles.

         8.3 NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

         To Buyer or the

         Surviving Corporation:         c/o Primix Solutions Inc.
                                        One Arsenal Marketplace
                                        Watertown, MA  02172
                                        Attn:  Chief Financial Officer
                                        Fax:  (617) 923-6550

         With a copy to:                McDermott, Will & Emery
                                        28 State Street
                                        Boston, MA  02109-1775
                                        Attn:  John B. Steele, Esq.
                                        Fax:  (617) 535-3800

         To the Stockholders:           Claudio Luis Vera and
                                        Alisha Haydn Vera
                                        35 Kenneth Street
                                        West Roxbury, MA  02132
                                        Fax:

         With a copy to:                Morse, Barnes-Brown & Pendleton, P.C.
                                        Reservoir Place
                                        1601 Trapelo Road
                                        Waltham, MA  02451
                                        Attn:  Lea B. Pendleton, Esq.
                                        Fax:  (781) 622-5933

         Any notice given hereunder may be given on behalf of any party by its counsel or other authorized representatives.

         8.4 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, and that certain related Non-Disclosure Agreement dated November __, 1999 by and between the parties hereto are complete, reflect the entire agreement of the parties with respect to its subject matter, and supersede all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings and agreements; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings.

         8.5 ASSIGNABILITY: BINDING EFFECT. This Agreement shall only be assignable by Buyer to a corporation or partnership controlling, controlled by or under common control with Buyer upon written notice to the Company and the Stockholders; provided, however, that it shall be a condition of any such assignment that Buyer shall remain primarily liable to the Stockholders as a guarantor and not as a surety for the observance and/or performance of each of Buyer's representation, warranties and covenants under this Agreement and under any agreement executed and delivered in connection with this Agreement. This Agreement may not be assigned by the Stockholders or the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

         8.6 CAPTIONS AND GENDER. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

         8.7 EXECUTION IN COUNTERPARTS. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

         8.8 AMENDMENTS. This Agreement may not be amended or modified except by a writing duly and validly executed by Buyer, the Company and the Stockholders. Compliance with any condition or covenant set forth herein may be waived only by a writing duly executed by the party(s) for whose benefit the condition or covenant is stabilized.

         8.9 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

         8.10 PUBLICITY AND DISCLOSURES. Except as required by law or regulation, no press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party to this Agreement without the prior knowledge and written consent of Buyer and the Company.

         8.11 ARBITRATION. All disputes, claims, or controversies arising out of or relating to this Agreement or the negotiation, validity or performance hereof that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before JAMS, Inc. or its successor ("JAMS"). The arbitration shall be held in Boston, Massachusetts before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by JAMS unless specifically modified herein.

         The parties covenant and agree that the arbitration shall commence within sixty (60) days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses; however, the arbitrator shall not have the power to order the taking of depositions, the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party's witness or expert. The arbitrator's decision and award shall be made and delivered within six (6) months of the selection of the arbitrator. The arbitrator's decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically, excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

         The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided herein. The arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against any party to a proceeding. Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys' fees, incurred by the other party in enforcing the award. This Section 8.11 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm. The provisions of this Section 8.11 shall be enforceable in any court of competent jurisdiction.

         8.12 CONSENT TO JURISDICTION. Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of JAMS to resolve all disputes, claims or controversies arising out of or relating to this Agreement or the negotiation, validity or performance hereof, and further consents to the jurisdiction of the courts of The Commonwealth of Massachusetts for the purposes of enforcing the arbitration provisions of Section 8.11 of this Agreement. Each party further irrevocably waives any objection to proceeding before JAMS based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before JAMS has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

                                       BUYER:

                                       PRIMIX SOLUTIONS INC.



                                       By:
                                           ------------------------------------
                                           Name:   David W. Chapman
                                           Title:  Chief Financial Officer


                                       COMPANY:

                                       BLACK BEAN STUDIOS, INC.



                                       By:
                                           ------------------------------------
                                           Name:  Claudio Luis Vera
                                           Title:    President


                                       STOCKHOLDERS:




                                       ----------------------------------------
                                       Claudio Luis Vera



                                       ----------------------------------------
                                       Alisha Haydn Vera

                         List of Exhibits and Schedules



         Exhibit A:     Opinion of Counsel for the Company and the Stockholders
         Exhibit B:     General Release
         Exhibit C:     Opinion of Counsel for Buyer

         Schedule     2.3        Outstanding Options
                      2.5(a)     Consent and Encumbrances, etc.
                      2.5(c)     Related Party Agreements
                      2.6        Properties
                      2.7        Financial Statements
                      2.10       Absence of Certain Changes
                      2.12       Banking Arrangements
                      2.13       Intellectual Property
                      2.14       Contracts
                      2.15       Litigation
                      2.16       Compliance with Laws
                      2.17       Insurance
                      2.20       Finder's Fees
                      2.21       Permits, Burdensome Agreements
                      2.23       Transactions with Interested Persons
                      2.24       Employee Benefit Plans
                      2.25       Environmental Matters
                      2.26       Officers and Directors; Consultants
                      2.27       Disclosure
                      2.29       Backlog
                      2.30       Labor Matters
                      2.31       Customers
                      6.2        Buyer Options


                                TABLE OF CONTENTS
                                                                                                               Page

SECTION 1.  THE MERGER...........................................................................................1

         1.1      The Merger.....................................................................................1

         1.2      Closing........................................................................................1

         1.3      Effective Time.................................................................................1

         1.4      Effect of the Merger...........................................................................2

         1.5      Conversion of Securities.......................................................................2

         1.6      Cash and Stock Consideration...................................................................2

         1.7      Further Assurances.............................................................................3

         1.8      Stockholder Approval and Waiver................................................................3

SECTION 2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
         THE STOCKHOLDERS .......................................................................................3

         2.1      Making of Representation and Warranties........................................................3

         2.2      Organization and Qualifications of the Company.................................................3

         2.3      Capital Stock of the Company; Beneficial Ownership.............................................4

         2.4      Subsidiaries...................................................................................4

         2.5      Authority of the Company.......................................................................4

         2.6      Properties.....................................................................................5

         2.7      Financial Statements...........................................................................6

         2.8      Taxes..........................................................................................7

         2.9      Collectibility of Accounts Receivable..........................................................8

         2.10     Absence of Certain Changes.....................................................................8

         2.11     Ordinary Course................................................................................9

         2.12     Banking Relations..............................................................................9

         2.13     Intellectual Property..........................................................................9

         2.14     Contracts.....................................................................................11

         2.15     Litigation....................................................................................12

         2.16     Compliance with Laws..........................................................................13

         2.17     Insurance.....................................................................................13

         2.18     Warranty or Other Claims......................................................................13

         2.19     Powers of Attorney............................................................................13

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
         2.20     Finder's Fee..................................................................................13

         2.21     Permits: Burdensome Agreements................................................................13

         2.22     Corporate Records; Copies of Documents........................................................13

         2.23     Transactions with Interested Persons..........................................................14

         2.24     Employee Benefit Programs.....................................................................14

         2.25     Environmental Matters.........................................................................14

         2.26     List of Directors and Officers................................................................15

         2.27     Disclosure....................................................................................15

         2.28     Non-Foreign Status............................................................................15

         2.29     Backlog.......................................................................................15

         2.30     Employees; Labor Matters......................................................................15

         2.31     Customers.....................................................................................16

SECTION 3.  INVESTMENT REPRESENTATIONS AND WARRANTIES OF THE

STOCKHOLDERS....................................................................................................16

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER.............................................................17

         4.1      Making of Representations and Warranties......................................................17

         4.2      Organization of Buyer.........................................................................17

         4.3      Capital Stock of Buyer........................................................................17

         4.4      Authority of Buyer............................................................................17

         4.5      Finder's Fee..................................................................................18

         4.6      SEC Reports...................................................................................18

         4.7      Litigation....................................................................................18

         4.8      Disclosure....................................................................................18

SECTION 5.  CONDITIONS..........................................................................................19

         5.1      Conditions to the Obligations of Buyer........................................................19

         5.2      Conditions to Obligations of the Company and the Stockholders.................................20

SECTION 6.  RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING........................................................21

         6.1      Survival of Warranties........................................................................21

         6.2      Buyer Options.................................................................................22

         6.3      Tax Returns...................................................................................22

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
         6.4      Restriction on Transfer.......................................................................22

         6.5      Non-Competition; Non-Solicitation.............................................................23

         6.6      Payment of Finder's Fees......................................................................24

         6.7      Sale of Restricted Shares.....................................................................24

SECTION 7.  INDEMNIFICATION.....................................................................................25

         7.1      Indemnification by the Stockholders...........................................................25

         7.2      Limitations on Indemnification by the Stockholders............................................26

         7.3      Indemnification by Buyer......................................................................26

         7.4      Limitation on Indemnification by Buyer........................................................26

         7.5      Notice; Defense of Claims.....................................................................26

SECTION 8.  MISCELLANEOUS.......................................................................................27

         8.1      Fees and Expenses.............................................................................27

         8.2      Governing Law.................................................................................27

         8.3      Notices.......................................................................................27

         8.4      Entire Agreement..............................................................................28

         8.5      Assignability: Binding Effect.................................................................28

         8.6      Captions and Gender...........................................................................29

         8.7      Execution in Counterparts.....................................................................29

         8.8      Amendments....................................................................................29

         8.9      Severability..................................................................................29

         8.10     Publicity and Disclosures.....................................................................29

         8.11     Arbitration...................................................................................29

         8.12     Consent to Jurisdiction.......................................................................30

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